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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 ICT GROUP, INC.


1.       The name of the corporation is ICT Group, Inc.

2. The address of this corporation's current registered office in this Commonwealth is (the Department is hereby authorized to correct the following information to conform to the records of the Department): 800 Town Center Drive,
         Langhorne, Pennsylvania, 19047, Bucks County.

3. The corporation was incorporated under the provisions of the Business Corporation Law, Act of May 5, 1933, as amended, and shall have unlimited power to engage in and to do all lawful acts concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law, including, without limitation, providing telemarketing and call center teleservices.

4.       The date of incorporation is March 20, 1987.

5 The aggregate number of shares which the corporation shall have authority to issue is Forty Five Million (45,000,000) of which Forty Million (40,000,000) shares of the par value of $.01 per share shall be Common Stock and Five Million (5,000,000) shares of the par value of $.01 per share shall be Preferred Stock. The Board of Directors may authorize the issuance from time to time of Preferred Stock in one or more series and with designations, preferences, qualifications, limitations, restrictions and special or relative rights (which may differ with respect to each series) as the Board may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

                  (a) the number of shares which shall constitute the series and the name of the series;

                  (b) the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

                  (c) the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;


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                  (d)      the rights, if any, of holders of shares of the
                           series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the corporation;

                  (e) the rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation;

                  (f) the limitations, if any, applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the common stock of any other class of stock which does not rank senior to the shares of the series; and

                  (g) the voting rights, if any, to be provided for shares of the series.

6.       Subchapters E (Sections 2541-2548), G (2561-2568), H (2571- 2576) and
         Section 2538 of Subchapter D, all of Chapter 25 of the Business Corporation Law of 1988, as amended, shall not be applicable to the corporation.

7.       Subchapter F (Section 2551-2556) of Chapter 25 of the
         Business Corporation Law of 1988, as amended, shall be applicable to the corporation.

8.       The term of the corporation's existence is perpetual.

9. Any action required or permitted to be taken by the shareholders of the corporation at any annual or special meeting of shareholders of the corporation must be effected at a duly called annual or special meeting of shareholders any may not be taken or effected by a written consent of shareholders in lieu thereof. Special meetings of the shareholders may be called only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors of the corporation, and the business to be conducted at any special meeting of shareholders shall be limited to the business set forth in the notice of the meeting.

10. The directors shall be divided into three classes, Class I, Class II and Class III with respect to their terms of office. All classes shall be as nearly equal in number as reasonably possible. Subject to such limitations, when the number of Directors is changed, any newly-created directorship or any decrease in directorships shall be apportioned among the classes by action of the Board of

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         Directors.  The terms of office of one class shall expire each year.

11. The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors of the corporation.



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